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                 September 14, 2022

       Bill Lundregan
       Chief Legal Officer
       Starry Group Holdings, Inc.
       38 Chauncy Street, Suite 200
       Boston, MA 02111

                                                        Re: Starry Group
Holdings, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed August 25,
2022
                                                            Filed No.
333-267057

       Dear Mr. Lundregan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Charli Gibbs-Tabler, Staff Attorney, at 202-551-6388 or Jan Woo, Legal
       Branch Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Christopher Bezeg